Exhibit 99.1
NEWS RELEASE
ASSOCIATED MATERIALS INCORPORATED AND AMH HOLDINGS, INC.
REPORT FOURTH QUARTER AND YEAR-END RESULTS
CUYAHOGA FALLS, Ohio, March 16 — Associated Materials Incorporated (“AMI” or the “Company”) today announced fourth quarter 2006 net sales of $299.0 million, a 4.0% decrease over net sales of $311.4 million for the same period in 2005. For the 2006 fiscal year ended December 30, 2006, net sales were $1,250.1 million, or 6.5% higher than net sales of $1,173.6 million for the 2005 fiscal year ended December 31, 2005. Net income for the fourth quarter of 2006 was $2.3 million compared to net income of $10.3 million for the same period in 2005. For the fiscal year ended December 30, 2006, net income was $33.3 million compared to net income of $22.5 million for the 2005 fiscal year.
EBITDA (as defined below) for the fourth quarter of 2006 was $23.5 million compared to EBITDA of $27.9 million for the same period in 2005. Adjusted EBITDA (as defined below) for the fourth quarter of 2006 was $27.2 million compared to adjusted EBITDA of $29.2 million for the same period in 2005. Adjusted EBITDA for the fourth quarter of 2006 excludes a $3.4 million impairment charge on certain long-lived assets, $0.1 million of amortization related to prepaid management fees and $0.2 million of foreign currency losses. Adjusted EBITDA for the same period in 2005 excludes $1.0 million of amortization related to prepaid management fees and $0.2 million of foreign currency losses.
EBITDA was $118.0 million for the fiscal year ended December 30, 2006 compared to EBITDA of $84.6 million for the fiscal year ended December 31, 2005. For the fiscal year ended December 30, 2006, adjusted EBITDA was $123.2 million compared to adjusted EBITDA of $93.6 million for the 2005 fiscal year. Adjusted EBITDA for the 2006 fiscal year excludes separation costs of $2.1 million related to the resignation of the Company’s former Chief Executive Officer, a $3.4 million impairment charge on certain long-lived assets, $0.5 million of amortization related to prepaid management fees, $0.7 million of foreign currency gains, non-cash stock compensation expense of less than $0.1 million, and a gain of $0.1 million associated with the sale of the Company’s former manufacturing facility in Freeport, Texas. Adjusted EBITDA for the 2005 fiscal year excludes $4.0 million of amortization related to prepaid management fees, $0.8 million of foreign currency losses, $0.3 million of non-cash stock compensation expense, and one-time costs of $4.0 million associated with the closure of the Company’s former manufacturing facility in Freeport, Texas. A reconciliation of net income to EBITDA and to adjusted EBITDA is included below.
Tom Chieffe, President and Chief Executive Officer, commented, “I am very pleased with AMI’s full year sales and EBITDA performance, particularly in light of the challenging sales environment that we faced during the second half, and especially the fourth quarter, of 2006. Because of our strong performance, we were able to regain the majority of the EBITDA decrease which we experienced in 2005.”
Mr. Chieffe continued, “The overall housing market continued to experience significant weakness during the fourth quarter, which we expect to continue during 2007. We have undertaken several initiatives in response to the difficult market conditions. First, we implemented headcount reductions during the fourth quarter of 2006, and secondly, we have identified substantial cost savings opportunities in our manufacturing operations and in the purchase of raw materials and third party manufactured products, some of which we believe will be realized in 2007. As we begin 2007 in a difficult macroeconomic environment, we intend to aggressively control our costs and prudently manage our cash and working capital.”
Results of Operations
Net sales decreased 4.0%, or $12.4 million, during the fourth quarter of 2006 compared to the same period in 2005 primarily due to decreased unit volumes in the Company’s vinyl siding and window product offerings, partially offset by the continued realization of selling price increases implemented in late 2005 and early 2006. Gross profit in the fourth quarter of 2006 was $70.8 million, or 23.7% of net sales, compared to gross profit of $71.4 million, or 22.9% of net sales, for the same period in 2005. The increase in gross profit as a percentage of net sales was primarily a result of the realization of selling price increases. Selling, general and administrative expense increased to $49.7 million, or 16.6% of net sales, for the fourth quarter of 2006 versus $48.3 million, or 15.5% of net sales, for the same period in 2005. Excluding the amortization of prepaid management fees of $0.1 million and $1.0 million for the fourth quarters of 2006 and 2005, respectively, selling, general and administrative expense for the fourth quarter of 2006 increased $2.2 million compared to the same period in 2005. The increase in selling, general and administrative expense was due primarily to increased expenses in the Company’s supply center network, including increased payroll costs and building and truck lease expenses, as well as increases in EBITDA-based incentive compensation programs. During the fourth quarter of 2006, the Company recorded an impairment charge of $3.4 million related to certain long-lived assets, primarily those associated with its vinyl fencing and railing product lines. Income from operations was $17.7 million for the fourth quarter of 2006 compared to $23.0 million for the same period in 2005.
Net sales increased by 6.5%, or $76.5 million, for the fiscal year ended December 30, 2006 compared to the same period in 2005 driven primarily by the continued realization of selling price increases implemented in late 2005 and early 2006, unit volume growth in the Company’s vinyl window operations, as well as the benefit from a stronger Canadian dollar. Gross profit for the fiscal year ended December 30, 2006 was $302.3 million, or 24.2% of net sales, compared to gross profit of $267.3 million, or 22.8% of net sales, for the same period in 2005. The increase in gross profit as a percentage of net sales was primarily a result of the realization of selling price increases. Selling, general and administrative expense increased to $203.8 million, or 16.3% of net sales, for the fiscal year ended December 30, 2006 versus $198.5 million, or 16.9% of net sales, for the same period in 2005. Selling, general and administrative expense for the fiscal year ended December 30, 2006 includes $2.1 million of separation costs related to the resignation of the Company’s former Chief Executive Officer, amortization of prepaid management fees of $0.5 million and non-cash stock compensation expense of less than $0.1 million. Selling, general and administrative expense for the same period in 2005 includes $4.0 million of amortization of prepaid management fees and non-cash stock compensation expense of $0.3 million. Excluding CEO separation costs, amortization of prepaid management fees, and non-cash stock compensation expense, selling, general and administrative expense for the fiscal year ended December 30, 2006 increased $7.1 million compared to the same period in 2005. The increase in selling, general and administrative expense was due primarily to increased expenses in the Company’s supply center network and the full year impact of expenses relating to new supply centers opened during 2005, as well as increases in EBITDA-based incentive compensation programs and the impact of a stronger Canadian dollar, partially offset by the benefit of headcount reductions implemented in late 2005. During the fiscal year ended December 30, 2006, the Company recorded an impairment charge of $3.4 million related to certain long-lived assets, primarily those associated with its vinyl fencing and railing product lines. During the fiscal year ended December 31, 2005, the Company incurred facility closure costs of approximately $4.0 million relating to the closing of its former manufacturing facility in Freeport, Texas. Income from operations was $95.1 million for the fiscal year ended December 30, 2006 compared to $64.9 million for the same period in 2005.
The attached consolidating financial information for the quarters and fiscal years ended December 30, 2006 and December 31, 2005 includes AMI and the Company’s indirect parent company, AMH Holdings, Inc. (“AMH”), which conducts all of its operating activities through AMI. Including AMH’s interest expense, which primarily consists of the accretion on AMH’s 11 1/4% senior discount notes, AMH reported a consolidated net loss of $4.8 million for the quarter ended December 30, 2006 compared to consolidated net income of $4.3 million for the same period in 2005. For the fiscal year ended December 30, 2006, AMH’s consolidated net income was $8.0 million compared to consolidated net income of $0.3 million for the fiscal year ended December 31, 2005.
In connection with the December 2004 recapitalization transaction, AMH’s parent AMH Holdings II, Inc. (“AMH II”) was formed, and AMH II subsequently issued $75 million of senior notes in December 2004. The AMH II senior notes, which had accreted to $80.7 million by December 30, 2006, are not guaranteed by either AMI or AMH. The senior notes accrue interest at 13 5/8%, of which 10% is paid currently in cash and 3 5/8% accrues to the value of the senior notes. As AMH II is a holding company with no operations, it must receive distributions, payments or loans from its subsidiaries to satisfy its obligations on its debt. Total AMH II long-term debt, including that of its consolidated subsidiaries, was $703.6 million as of December 30, 2006.
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Management will host its year-end earnings conference call on Friday, March 16th at 11 a.m. Eastern Time. The toll free dial-in number for the call is (800) 559-2403 and the conference call identification number is 17158119. A replay of the call will be available through March 23rd by dialing (877) 213-9653 and entering the above conference call identification number. The conference call and replay will also be available via webcast, which along with this news release can be accessed via the Company’s web site at http://www.associatedmaterials.com.
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Associated Materials Incorporated is a leading manufacturer of exterior residential building products, which are distributed through company-owned distribution centers and independent distributors across North America. AMI produces a broad range of vinyl windows, vinyl siding, aluminum trim coil, aluminum and steel siding and accessories, as well as vinyl fencing and railing. AMI is a privately held, wholly-owned subsidiary of Associated Materials Holdings Inc., which is a wholly-owned subsidiary of AMH, which is a wholly-owned subsidiary of AMH II, which is controlled by affiliates of Investcorp S.A. and Harvest Partners, Inc. For more information, please visit the company’s website at http://www.associatedmaterials.com.
Founded in 1982, Investcorp is a global investment group with offices in New York, London and Bahrain. The firm has four lines of business: corporate investment, real estate investment, asset management and technology investment. It has completed transactions with a total acquisition value of more than $28 billion. For more information on Investcorp please visit its website at http://www.investcorp.com.
Harvest Partners is a private equity investment firm with a long track record of building value in businesses and generating attractive returns on investment. Founded in 1981, Harvest Partners has approximately $1 billion of invested capital under management. For more information on Harvest Partners please visit its website at http://www.harvpart.com.
This press release contains certain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) relating to AMI and AMH that are based on the beliefs of AMI’s and AMH’s management. When used in this press release, the words “may,” “will,” “should,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “predict,” “potential” or “continue” or similar expressions identify forward-looking statements. These statements are subject to certain risks and uncertainties. Such statements reflect the current views of AMI’s and AMH’s management. The following factors, and others which are discussed in AMI’s and AMH’s filings with the Securities and Exchange Commission, are among those that may cause actual results to differ materially from the forward-looking statements: changes in the home building industry, general economic conditions, interest rates, foreign currency exchange rates, changes in the availability of consumer credit, employment trends, levels of consumer confidence, consumer preferences, changes in raw material costs and availability, market acceptance of price increases, changes in national and regional trends in new housing starts, changes in weather conditions, the Company’s ability to comply with certain financial covenants in loan documents governing its indebtedness, increases in levels of competition within its market, availability of alternative building products, increases in its level of indebtedness, increases in costs of environmental compliance, increase in capital expenditure requirements, potential conflict between Alside and Gentek distribution channels and shifts in market demand. Should one or more of these risks or uncertainties materialize, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described herein as expected, intended, estimated, anticipated, believed or predicted. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
For further information, contact:
D. Keith LaVanway
Chief Financial Officer
(330) 922-2004
Cyndi Sobe
Vice President, Finance
(330) 922-7743

ASSOCIATED MATERIALS INCORPORATED
AMH HOLDINGS, INC.
Condensed Consolidating Statement of Operations
(Unaudited)
Quarter Ended December 30, 2006
(in thousands)

				AMH
	AMI	AMH	Eliminations	Consolidated
	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	December 30,	December 30,	December 30,	December 30,
	2006	2006	2006	2006
Net sales	$299,043	$—	$—	$299,043

Gross profit	70,838	—	—	70,838

Selling, general and administrative expense	49,685	—	—	49,685

Impairment of long-lived assets	3,423	—	—	3,423

Income from operations	17,730	—	—	17,730

Interest expense, net	8,456	9,804	—	18,260
Foreign currency loss	162	—	—	162

Income (loss) before income taxes	9,112	(9,804)	—	(692)
Income taxes (benefit)	6,789	(2,664)	—	4,125

Income (loss) before equity income from subsidiaries	2,323	(7,140)	—	(4,817)
Equity income from subsidiaries	—	2,323	(2,323)	—

Net income (loss)	$2,323	$(4,817)	$(2,323)	$(4,817)

Other Data:
EBITDA (a)	$23,534
Adjusted EBITDA (a)	27,244

ASSOCIATED MATERIALS INCORPORATED
AMH HOLDINGS, INC.
Condensed Consolidating Statement of Operations
(Unaudited)
Quarter Ended December 31, 2005
(in thousands)

				AMH
	AMI	AMH	Eliminations	Consolidated
	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	December 31,	December 31,	December 31,	December 31,
	2005	2005	2005	2005
Net sales	$311,409	$—	$—	$311,409

Gross profit	71,355	—	—	71,355

Selling, general and administrative expense	48,333	—	—	48,333

Income from operations	23,022	—	—	23,022

Interest expense, net	8,535	8,815	—	17,350
Foreign currency loss	225	—	—	225

Income (loss) before income taxes	14,262	(8,815)	—	5,447
Income taxes (benefit)	3,934	(2,740)	—	1,194

Income (loss) before equity income from subsidiaries	10,328	(6,075)	—	4,253
Equity income from subsidiaries	—	10,328	(10,328)	—

Net income	$10,328	$4,253	$(10,328)	$4,253

Other Data:
EBITDA (a)	$27,933
Adjusted EBITDA (a)	29,158

ASSOCIATED MATERIALS INCORPORATED
AMH HOLDINGS, INC.
Condensed Consolidating Statement of Operations
Year Ended December 30, 2006
(in thousands)

				AMH
	AMI	AMH	Eliminations	Consolidated
	Year Ended	Year Ended	Year Ended	Year Ended
	December 30,	December 30,	December 30,	December 30,
	2006	2006	2006	2006
Net sales	$1,250,054	$—	$—	$1,250,054

Gross profit	302,278	—	—	302,278

Selling, general and administrative expense	203,844	—	—	203,844

Impairment of long-lived assets	3,423	—	—	3,423

Facility closure costs, net	(92)	—	—	(92)

Income from operations	95,103	—	—	95,103
Interest expense, net	32,413	37,541	—	69,954
Foreign currency gain	(703)	—	—	(703)

Income (loss) before income taxes	63,393	(37,541)	—	25,852
Income taxes (benefit)	30,096	(12,203)	—	17,893

Income (loss) before equity income from subsidiaries	33,297	(25,338)	—	7,959
Equity income from subsidiaries	—	33,297	(33,297)	—

Net income	$33,297	$7,959	$(33,297)	$7,959

Other Data:
EBITDA (a)	$117,953
Adjusted EBITDA (a)	123,193

ASSOCIATED MATERIALS INCORPORATED
AMH HOLDINGS, INC.
Condensed Consolidating Statement of Operations
Year Ended December 31, 2005
(in thousands)

				AMH
	AMI	AMH	Eliminations	Consolidated
	Year Ended	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,	December 31,
	2005	2005	2005	2005
Net sales	$1,173,591	$—	$—	$1,173,591

Gross profit	267,324	—	—	267,324

Selling, general and administrative expense	198,493	—	—	198,493

Facility closure costs	3,956	—	—	3,956

Income from operations	64,875	—	—	64,875

Interest expense, net	31,922	33,670	—	65,592
Foreign currency loss	781	—	—	781

Income (loss) before income taxes	32,172	(33,670)	—	(1,498)
Income taxes (benefit)	9,709	(11,513)	—	(1,804)

Income (loss) before equity income from subsidiaries	22,463	(22,157)	—	306
Equity income from subsidiaries	—	22,463	(22,463)	—

Net income	$22,463	$306	$(22,463)	$306

Other Data:
EBITDA (a)	$84,569
Adjusted EBITDA (a)	93,625

Selected Balance Sheet Data (in thousands)

	December 30, 2006
			AMH
	AMI	AMH	Consolidated
Cash	$15,015	$—	$15,015
Accounts receivable, net	135,539	—	135,539
Inventories	134,319	—	134,319
Accounts payable	78,492	—	78,492
Accrued liabilities	64,764	—	64,764
Total debt	271,000	351,967	622,967

	December 31, 2005
			AMH
	AMI	AMH	Consolidated
Cash	$12,300	$—	$12,300
Accounts receivable, net	147,664	—	147,664
Inventories	133,524	—	133,524
Accounts payable	96,933	—	96,933
Accrued liabilities	57,711	—	57,711
Total debt	317,000	315,478	632,478
Selected Cash Flow Data for AMI (in thousands)

	Year Ended	Year Ended
	December 30,	December 31,
	2006	2005
Net cash provided by operating activities	$68,300	$47,897
Capital expenditures	14,648	20,959
Dividend paid to fund semi-annual interest payment on AMH II’s 13 5/8% senior notes	7,735	4,562
Repayments under AMI’s term loan	46,000	23,000
Cash paid for interest	28,649	27,715
Cash paid (received) for income taxes	22,423	(4,821)

(a)	EBITDA is calculated as net income plus interest, taxes, depreciation and amortization. Adjusted EBITDA excludes certain items. The Company considers adjusted EBITDA to be an important indicator of its operational strength and performance of its business. The Company has included adjusted EBITDA because it is a key financial measure used by management to (i) assess the Company’s ability to service its debt and / or incur debt and meet the Company’s capital expenditure requirements; (ii) internally measure the Company’s operating performance; and (iii) determine the Company’s incentive compensation programs. In addition, the Company’s credit facility has certain covenants that use ratios utilizing this measure of adjusted EBITDA. EBITDA and adjusted EBITDA have not been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). Adjusted EBITDA as presented by the Company may not be comparable to similarly titled measures reported by other companies. Such supplementary adjustments to EBITDA may not be in accordance with current SEC practices or the rules and regulations adopted by the SEC that apply to periodic reports filed under the Securities Exchange Act of 1934. Accordingly, the SEC may require that adjusted EBITDA be presented differently in filings made with the SEC than as presented in this release, or not be presented at all. EBITDA and adjusted EBITDA are not measures determined in accordance with GAAP and should not be considered as alternatives to, or more meaningful than, net income (as determined in accordance with GAAP) as a measure of the Company’s operating results or cash flows from operations (as determined in accordance with GAAP) as a measure of the Company’s liquidity. The reconciliation of the Company’s net income to EBITDA and adjusted EBITDA is as follows (in thousands):

	Quarter Ended	Quarter Ended	Year Ended	Year Ended
	December 30,	December 31,	December 30,	December 31,
	2006	2005	2006	2005
Net income	$2,323	$10,328	$33,297	$22,463
Interest expense, net	8,456	8,535	32,413	31,922
Income taxes	6,789	3,934	30,096	9,709
Depreciation and amortization	5,966	5,136	22,147	20,475

EBITDA	23,534	27,933	117,953	84,569
Foreign currency (gain) loss	162	225	(703)	781
Separation costs (b)	—	—	2,085	—
Amortization of management fee (c)	125	1,000	500	4,000
Impairment of long-lived assets (d)	3,423	—	3,423	—
Stock compensation expense	—	—	27	319
Facility closure costs, net (e)	—	—	(92)	3,956

Adjusted EBITDA	$27,244	$29,158	$123,193	$93,625

(b)	Represents separation costs, including payroll taxes and benefits, related to the resignation of Mr. Caporale, former Chairman, President and Chief Executive Officer of the Company by mutual agreement with the Company’s Board of Directors.

(c)	Represents amortization of a prepaid management fee of $6 million paid to Investcorp International Inc. in connection with the December 2004 recapitalization transaction. The Company is expensing the prepaid management fee based on the services provided over the life of the agreement, as defined in the Management Advisory Agreement with Investcorp International Inc. In accordance with the Management Advisory Agreement, the Company recorded $4 million as expense for the year ended December 31, 2005, with the remaining unamortized amount to be expensed equally over the remaining four-year term of the agreement.

(d)	Based on current and projected operating results for its vinyl fencing and railing product lines, the Company concluded that certain machinery and equipment, trademarks, and patents used to manufacture these products were impaired during the fourth quarter of 2006 as their carrying values exceeded their fair value by $2.6 million. In addition, due to changes in the Company’s information technology and business strategies, $0.8 million of software and other equipment was considered impaired.

(e)	Amounts recorded during 2005 represent costs associated with the closure of the Company’s former manufacturing facility in Freeport, Texas consisting primarily of equipment relocation expenses. Amounts recorded during 2006 include the gain realized upon the final sale of the facility, partially offset by other non-recurring expenses associated with the closure of the manufacturing facility.